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                                  EXHIBIT 10.2



                   SETTLEMENT, RELEASE AND DISCHARGE AGREEMENT


         THIS SETTLEMENT RELEASE AND DISCHARGE AGREEMENT (the "Agreement") is made and entered into as of April 28, 1998, by and among MICHEL L. MARENGERE ("Mr. Marengere"), a resident of Quebec, Canada, SERVICES M.L. MARENGERE, INC., a Canadian services corporation, which Mr. Marengere controls ("Services MLM"), and DOMINION BRIDGE CORPORATION, a Delaware corporation (the "Corporation").

                                   WITNESSETH

         WHEREAS, Mr. Marengere is Chairman of the Board of Directors, Chief Executive Officer and Director of the Corporation and also serves as an officer and/or a director of a number of subsidiaries of the Corporation, whose services are provided by Services MLM pursuant to the Services Agreement (as hereinafter defined); and

         WHEREAS, subject to the terms and conditions of this Agreement, Mr. Marengere and Services MLM and the Corporation have decided to terminate the Services Agreement dated February 1, 1995 by and between the Corporation and Services MLM (the "Services Agreement") effective today, and Mr. Marengere has decided to resign his positions as Chairman of the Board of Directors of the Corporation, Chief Executive Officer of the Corporation, Director of the Corporation, and any other positions he holds with the Dominion Bridge Parties (as defined in Paragraph 2) effective today; and

         WHEREAS, Marengere and Services MLM claim indemnification from the Corporation for extra-contractual damages for the libel and defamation of Services MLM and for attacks to




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Mr. Marengere's honor and reputation, stress, loss of enjoyment of life and moral damages incurred by them, following the public attacks he was the object of on the part of among others, Mr. Kandola, Mr. Knai, the plaintiffs in the Miller and Smith cases, Royal Millenia Group, Ltd., and the "Committee to Revitalize Dominion Bridge Corporation," all of which were reported in the electronic and print media in Quebec and in Canada, as well as various personal attacks and moral and physical threats on the worldwide internet which were reported to the Royal Canadian Mounted Police and the Montreal Urban Community Police and investigated by Constable Michel Auclair (Badge No. 4834) and file number 8980403006;

         WHEREAS, in settlement of any such extra contractual damages the Corporation recognizes that Mr. Marengere and Services MLM may have suffered, the Corporation desires to indemnify them accordingly; and

         WHEREAS, in connection with Mr. Marengere's resignation and the termination of the services of Services MLM, Services MLM and the Corporation desire to cancel all agreements between or among them and supersede those agreements with this Agreement and those agreements identified in that certain Closing Memorandum (the "Closing Memorandum") dated as of April 21, 1998, a copy of which is attached hereto as Exhibit A;

         NOW, THEREFORE, in consideration for the premises, the mutual promises herein contained, and intending to be legally bound hereby, it is agreed as follows:

         1. The recitals set forth above are incorporated herein as part of this Agreement.

         2. "Dominion Bridge Parties" as used herein, shall at all times mean Dominion Bridge Corporation, its subsidiaries, successors and assigns, its affiliated and predecessor companies or corporations, their successors and assigns, their affiliated and predecessor





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companies or corporations and the present or former directors, officers, shareholders, employees, attorneys and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Dominion Bridge in their official and individual capacities.

         3. The Corporation agrees to pay Services MLM or its assignees for the said termination and the extra contractual damages, the sum of Two Million Seven Hundred Thousand Dollars ($2,700,000). These payments will be made by delivery at the time of execution of this Agreement to Pouliot Mercure as trustee for Wellgate International, Ltd. ("Wellgate") of the Corporation's 11.5% Convertible Note (the "Note") in the principal amount of Four Million Eight Hundred Thousand Dollars ($4,800,000), in which Services MLM will have a beneficial interest equal to $2,700,000. The Note is convertible into shares of Common Stock, $.001 par value per share, of the Corporation at the conversion rate of $2.60 per share. A copy of the Note is attached hereto as Exhibit B.

         4. As an inducement to Services MLM to accept the Note pursuant to Paragraph 3 hereof, Dominion Bridge will issue a Common Stock Purchase Warrant (the "Warrant") to Wellgate to purchase 333,708 shares of Common Stock, $.001 par value per share, of the Corporation at $3.00 per share for a three (3) year period commencing on the date hereof in which Services MLM will have a beneficial interest to purchase 187,711 shares. A copy of the Warrant is attached hereto as Exhibit C. The Corporation has also agreed to register the resale of the shares of Common Stock issuable upon exercise of the Warrant and conversion of the Note,




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as applicable, with the United States Securities and Exchange Commission (the
"SEC") pursuant to the terms of a Registration Rights Agreement, a copy of which is attached hereto as Exhibit D.

         5. Services MLM represents and agrees that subject to the terms and conditions contained herein and in those agreements identified in the Closing Memorandum, it hereby terminates the Services Agreement with the Corporation, effective today, April 21, 1998. In addition, Mr. Marengere represents and agrees that subject to the terms and conditions contained herein and in those agreements identified in the Closing Memorandum, he hereby resigns from his positions as a Chairman of the Board of Directors, Chief Executive Officer and a Director of the Corporation and from any and all officer or director positions he holds with any of the Dominion Bridge Parties.

         6. Services MLM and Mr. Marengere further represent and agree that they will not apply for, otherwise seek or accept employment with any Dominion Bridge Party at any time in the future. Any breach of this Paragraph 6 by Services MLM or Mr. Marengere will constitute lawful and just cause to refuse to accept such services and they will have no cause of action against any Dominion Bridge Party for such refusal.

         7. Except as permitted or directed by the Corporation's Board of Directors or as required by law, Services MLM and Mr. Marengere shall not utilize, divulge, furnish or make accessible to anyone any confidential or secret knowledge or information of the Dominion Bridge Parties, including any trade secrets, confidential or secret processes, plans, or materials, useful in any aspect of the business of the Dominion Bridge Parties, any confidential customer or supplier lists or business plan of the Dominion Bridge Parties, or any other confidential information or trade secrets of the business of the Dominion Bridge Parties. Services MLM and




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Mr. Marengere acknowledge that the above-described knowledge or information constitutes a unique and valuable asset of the Dominion Bridge Parties, acquired at great time and expense by the Dominion Bridge Parties, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Dominion Bridge Parties, would be wrongful and would cause irreparable harm to the Dominion Bridge Parties.

         8. As a material inducement to the Corporation to enter into this Agreement and for and in consideration of the terms expressed herein, to the fullest extent permitted by Delaware law, Services MLM and Mr. Marengere, for themselves, their respective successors and assigns, do hereby irrevocably and unconditionally release and forever discharge the Dominion Bridge Parties of and from any and all claims, charges, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action of whatever nature, kind or character, in law or equity, whether known or unknown ("Claims"), which Services MLM and Mr. Marengere now has, may have or claims to have or which Services MLM or Mr. Marengere at any time heretofore may have, had or claimed to have against any Dominion Bridge Party. This release includes, but is not limited to, those Claims arising from, during or related in any way to Services MLM providing services to Dominion Bridge, the termination of the Services Agreement, Mr. Marengere's positions as a director or officer of any Dominion Bridge Party, the termination of Mr. Marengere's relationship with the Dominion Bridge Parties and Mr. Marengere's direct or indirect ownership of stock in Dominion Bridge. Services MLM and Mr. Marengere agree not to assert any such Claims or causes of action released by Services MLM and Mr. Marengere in this Paragraph. This release includes, but is not limited to, Claims arising under federal, state, Canadian provincial, or local statutes, ordinances or common laws,





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specifically including, but not limited to, the United States Securities
Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, Executive Order 112346, the Veterans Reemployment Statutes, the Family and Medical Leave Act, all as amended, and Claims pertaining to buying or selling securities, unlawful discrimination, any common law Claims for breach of contract, wrongful discharge, or otherwise, and/or Claims for attorneys' fees, and any similar Claims under Canadian provincial law. Services MLM and Mr. Marengere agree not to file any lawsuit or a demand for arbitration against any Dominion Bridge Party asserting a cause of action for any of the Claims released herein. Services MLM and Mr. Marengere agree to pay for any damages (including legal fees or costs) incurred by any Dominion Bridge Party as a result of any breach of the promises in this Paragraph 8. Notwithstanding the forgoing, this Paragraph 8 shall not release any Dominion Bridge Party for any claims for which the Corporation has an indemnification obligation under this Agreement. Notwithstanding the foregoing release, in the event of any material breach by the Dominion Bridge Parties of this Agreement or any agreement identified in the Closing Memorandum, the release set forth in this Paragraph 8 shall be null and void and of no further force or effect. Notwithstanding the foregoing, nothing contained herein shall prohibit Services MLM or Mr. Marengere from asserting any claim against any of the Dominion Bridge Parties arising out of or in any way related to the Note, Credit Agreement, Consulting Agreement or any other agreement identified in the Closing Memorandum.





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         9.       In the event Services MLM or Mr. Marengere files a lawsuit against any Dominion Bridge Party asserting a cause of action for any of the Claims released herein pursuant to the terms and conditions Paragraph 8 above, Services MLM and Mr. Marengere agree to repay to the Corporation any sums received by Services MLM from the Corporation pursuant to Paragraph 3 of this Agreement. Further, Services MLM and Mr. Marengere agree to forfeit any entitlement they have to receive any payments not yet received by then from the Corporation pursuant to Paragraph 3. Any material breach of this Agreement by any Dominion Bridge Party shall be considered an event of default under the Note, Credit Agreement, Consulting Agreement and all other agreements identified in the Closing Memorandum and Services MLM and Mr. Marengere may file a demand for arbitration against the Dominion Bridge Parties pursuant to Paragraph 23. Services MLM and Mr. Marengere will not be responsible for legal fees incurred by the Corporation in any arbitration in which the Corporation is found to have materially breached its obligations under this Agreement.

         10. As a material inducement to Services MLM and Mr. Marengere to enter into this Agreement and for and in consideration of the terms expressed herein, the Dominion Bridge Parties themselves, their successors and assigns, do hereby irrevocably and unconditionally release and forever discharge Services MLM and Mr. Marengere of and from any and all Claims for which the fullest extent of applicable Delaware law would permit the Corporation to indemnify Services MLM or Mr. Marengere which the Dominion Bridge Parties now have, may have or claims to have or (subject to the monetary limitation with respect to the Fiduciary Deductions, as defined in Paragraph 12) which any Dominion Bridge Party at any time heretofore may have, had or claimed to have against Services MLM or Mr. Marengere. This





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release includes, subject to all of the provisions of this Paragraph 10, any and all obligations of Services MLM or Mr. Marengere with respect to the Fiduciary Deductions (to the extent disclosed in paragraph 12); any and all obligations of Fidutech International, Inc., a company controlled by Mr. Marengere, under that certain guarantee provided in connection with the Corporation's sale of Edinov; any and all obligations of Fidutech Technologies, Inc., a company controlled by Mr. Marengere, under that certain subscription receivable in the principal amount of $1.824 million; and any and all claims under the Services Agreement.
In addition, to the fullest extent permitted under Delaware law, the Corporation shall indemnify Services MLM and Mr. Marengere from any and all loss, liability and damages (including legal fees or costs) which Services MLM or Mr. Marengere may be subject to in any claims by any third party relating to any actions taken by Mr. Marengere in his capacity as an Officer or Director of any Dominion
Bridge Party or any services provided by Services MLM to any Dominion Bridge Party. The Dominion Bridge Parties agree not to assert any such Claims or causes of action released in this Paragraph 10. The Corporation agrees to pay for any damages (including legal fees or costs) incurred by Services MLM or Mr.
Marengere as a result of any material breach of the promises of the Dominion Bridge Parties in this Paragraph 10 and in the event of such breach, all sums due and owing under the Note, Credit Agreement, Consulting Agreement and any other agreement identified in the Closing Memorandum shall become immediately due and payable. The Corporation will not be responsible for legal fees incurred by Services MLM or Mr. Marengere in any arbitration in which Services MLM or Mr. Marengere is found to have materially breached their obligations under this Agreement. Notwithstanding the foregoing release, in the event of any material breach by Services MLM or Mr. Marengere of this Agreement or any





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agreement identified in the Closing Memorandum, the release set forth in this
Paragraph 10 shall be null and void and of no further force or effect. Notwithstanding the foregoing, nothing contained herein shall prohibit any of the Dominion Bridge Parties from asserting any claim against Services MLM or Mr. Marengere arising out of or in any way related to the Note, Credit Agreement, Consulting Agreement or any other agreement identified in the Closing Memorandum.


         11. As a material inducement to the Corporation to enter into this Agreement, Services MLM and Mr. Marengere represent to the Corporation that to the best of their actual knowledge after due inquiry, the total amount of outstanding fiduciary deductions in arrears which are due and owing by the Dominion Bridge Parties to fiduciary creditors, including the Canadian Government, as of March 31, 1998 is Cdn $15.012 million as set forth in Schedule A attached hereto (the "Fiduciary Deductions").

         12. The Corporation's entire obligation to provide fees, incentive compensation, bonus, stock, stock awards, stock options, pension, medical insurance, dental insurance, group-life insurance, split-dollar insurance, vacation, compensation, benefits, consideration of any kind, or anything else of value to Services MLM or Mr. Marengere is set forth in this Agreement and in those agreements identified in the Closing Memorandum, a copy of which is attached hereto as Exhibit A. Any other obligation of any Dominion Bridge Party to provide any of the foregoing to Services MLM or Mr. Marengere is hereby canceled.

         13. In order to insure fairness regarding the use of information about the Dominion Bridge Parties, Services MLM and Mr. Marengere agree that for a period of two (2) years from the date hereof, without the prior written consent of the Board of Directors of the Corporation,





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that they will not join with or become part of (whether by ownership of an equity interest in, other than any ownership of less than 5 percent of any class of securities of any company which is a reporting company under the Securities Exchange Act of 1934) or serve as a partner, director, officer, employee or agent of any corporation, group, partnership or other entity (each of the foregoing is hereafter referred to as an "Acquirer") which seeks to acquire all or substantially all of the business and/or assets of any Dominion Bridge Party including, without limitation of the foregoing, any such acquisition sought to be effectuated by purchase of all or any substantial portion of the Corporation's voting stock or securities convertible into all or any substantial portion of the Corporation's voting stock (whether through open-market purchases(s), privately negotiated purchase(s) or tender offer(s)), by merger into or with any Party or by purchase of all or substantially all of the assets of the Corporation or the purchase of all of or a majority of the outstanding stock of any Dominion Bridge Party. In addition, Services MLM and Mr. Marengere agree not to furnish any information concerning or with respect to any Dominion Bridge Party to any person or entity that Services MLM or Mr. Marengere knows or believes is interested in acquiring any Dominion Bridge Party.

         14. Each of the parties to this Agreement promises and agrees that he or it shall make no negative or derogatory comments, oral or written, directly or by innuendo, about any of the other parties to this Agreement on any subject, including, but not limited to, comments about another party's business actions, management, employees, policies, procedures or management-employee relations. The parties hereby agree that the press release describing the subject matter of this Agreement attached hereto as Exhibit D shall be disseminated after this Agreement and all





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the agreements identified in the Closing Memorandum have been executed by the parties hereto or thereto, as applicable.

         15. Other than as set forth herein or in any agreement identified in the Closing Memorandum, a copy of which is attached hereto as Exhibit A, each of the parties to this Agreement represents that he or it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein.

         16. Each of the parties to this Agreement represents and warrants that he or it knows of no claims that he or it has against any of the other parties to this Agreement and further represents and warrants that he or it knows of no claims that any other person or entity controlled by such party or affiliated with such party has against any of the other parties to this Agreement. Mr. Marengere further represents and warrants that he is not now nor has he ever been an employee of any Dominion Bridge Party and that he has no rights nor has he ever had any rights as an employee of any Dominion Bridge Party.

         17. Except for the representations and warranties made by the parties in this Agreement or in any agreement identified in the Closing Memorandum, each of the parties to this Agreement represents and acknowledges that in executing this Agreement he or it does not rely, and has not relied, upon any representation or statement made by any of the other parties to this Agreement by any other party's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

         18. The parties to this Agreement have decided it is in their mutual self-interest to enter into this Agreement. It shall not be construed as an admission by any party of any act of




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wrong doing and each party disclaims any liability to any and all of the other parties except as is set forth in this Agreement.

         19. Any notice from Services MLM or Mr. Marengere to the Corporation required under this Agreement shall be sent to Dominion Bridge's Chief Executive Officer, 500 rue Notre Dame, Lachine, Quebec, Canada, H8S 2B2, or to such other person or place as the Corporation designates in writing. Any notice from the Corporation to Services MLM or Mr. Marengere required under this Agreement shall be sent to Services MLM attention: J. Brian Riordan c/o Pouliot Mercure at CIBC Tower, 31st Floor, 1155 rene-Levesque Blvd. West, Montreal, Quebec, Canada H3B 3S6, or to such other person or place as Services MLM or Mr. Marengere designates in writing.

         20. This Agreement shall be binding upon Services MLM and Mr. Marengere and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Dominion Bridge Parties. This Agreement shall be binding on the Dominion Bridge Parties and its successors and assigns and shall inure to the benefit of Services MLM, their respective heirs, administrators, representatives, executors, successors and assigns.

         21. This Agreement is made and entered into in the Province of Quebec, Canada, and shall in all respects be interpreted, enforced and governed under the laws of said province; provided, however, that to the extent specifically provided herein, certain provisions of this Agreement shall be interpreted in accordance with Delaware law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.






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         22.      Should any provision of this Agreement be declared or be
determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

         23. In the event of any dispute between the parties, including any claims, counterclaims, crossclaims or third party claims, whether referring or relating to any term of this Agreement or any other matter which the parties are unable to resolve between themselves, at the written request of any party the matter shall be submitted to arbitration pursuant to the rules of the Canadian Arbitration Association. Within ten (10) days after receipt of a request for arbitration, Services MLM and the Corporation shall each choose an arbitrator and within ten (10) days thereafter the Canadian Arbitration Association shall be requested to supply a third arbitrator and this request may be made by any party. In the event Services MLM or the Corporation does not choose an arbitrator within ten (10) days, as set forth above, the Canadian Arbitration Association shall also supply that arbitrator in addition to the third arbitrator. The arbitration shall be held in Montreal, Quebec, Canada, and shall commence and be completed as soon as possible under the rules and regulations of the Canadian Arbitration Association then in effect. In the event of any dispute of any procedural, evidentiary, or substantive matter, including the arbitrability of the dispute presented, the decision of the majority of the arbitrators shall be final and conclusive upon the parties on the matter of dispute.

         24. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.





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         25.      This Agreement is part of a larger transaction involving
numerous additional agreements all of which are identified in the Closing Memorandum, a copy of which is attached hereto as Exhibit A. Unless and until this Agreement and all of the agreements identified in the Closing Memorandum are executed by the parties hereto or thereto, as applicable, this Agreement shall not be binding upon the parties hereto.

         26. This Agreement, and any agreement identified in the Closing Memorandum, a copy of which is attached hereto as Exhibit A, sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between or among the parties hereto. This Agreement may not be modified unless the parties agree in writing.

         27.      All dollar figures included in this Agreement represent U.S.
Dollars.

         28. The parties acknowledge that they have required that this Agreement and all related documents be prepared in English. Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.





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MR. MARENGERE, SERVICES M.L. MARENGERE, INC. AND THE CORPORATION ACKNOWLEDGE
THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT INCLUDING THE RELEASE OF CLAIMS AND HAS HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH HIS OR ITS PERSONAL FINANCIAL, TAX, AND LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT.

         Executed as of this 28th day of April, 1998.

WITNESS:                                     MICHEL L. MARENGERE


/s/ ROSALBA NESPECA                          /s/  MICHEL L. MARENGERE
---------------------------                  ------------------------------
                                             Signature




ATTEST:                                      DOMINION BRIDGE CORPORATION



                                             By: /s/ ALLEN S. GERRARD
---------------------------                     ---------------------------
                                                Name:  Allen S. Gerrard
                                                Title: Director


ATTEST:                                      SERVICES M.L. MARENGERE, INC.



/s/ ROSALBA NESPECA                          By: /s/ MICHEL L. MARENGERE
---------------------------                     ---------------------------
                                                 Name:  Michel L. Marengere
                                                 Title:
                                                        -------------------